Exhibit 5.18

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 East Fourth Street

Cincinnati, OH 45202

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special South Dakota counsel to Omnicare Pharmacy and Supply Services, LLC, a South Dakota Limited Liability Company (the “SD Guarantor”), in connection with the preparation and filing by the SD Guarantor, and its ultimate parent corporation, Omnicare, Inc. (“Omnicare”), and certain other subsidiaries of Omnicare (collectively the “Registrants”), of a Registration Statement on Form S-3 (the “Registration Statement”), which was filed by Omnicare on November 5, 2014 with the Securities Exchange Commission (the “Commission”).

The Registration Statement relates to the issuance, from time to time, of certain debt securities of Omnicare (the “Debt Securities”), and guarantees of the Debt Securities (the “Guarantees”) by one or more of the Registrants (each a “Guarantor,” and, collectively, the “Guarantors”), including, without limitation, the Guarantees pursuant to which the SD Guarantor will be a Guarantor (the “SD Guarantee”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), Omnicare proposes to register the Debt Securities under the Securities Act of 1933 (as amended) (the “Act”), as set forth in the Registration Statement, to be issued pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Company and U.S. Bank National Association (successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which were filed as exhibits to the Registration Statement on November 5, 2014.

November 5, 2014

I. DOCUMENTS EXAMINED:

In our capacity as counsel to the SD Guarantor, we have reviewed the following documents:

1.	the Registration Statement and the Prospectus;

2.	the Indentures;

3.	the Limited Liability Company Agreement of Omnicare Pharmacy and Supply Services, LLC, dated June 9, 2006;

4.	the original Articles of Organization of OPSS Acquisition Sub, LLC (n/k/a Omnicare Pharmacy and Supply Services, LLC), dated November 30, 2005;

5.	the Articles of Merger of Omnicare Pharmacy and Supply Services, Inc. with and into OPSS Acquisition Sub, LLC, dated June 9, 2006, which Articles of Merger changed the name of OPSS Acquisition Sub, LLC to Omnicare Pharmacy and Supply Services, LLC;

6.	the Certificate of Existence issued for Omnicare Pharmacy and Supply Services, LLC, by the Secretary of State of the State of South Dakota on October 20, 2014; and

7.	certain resolutions adopted by the sole member and the managers (if any) of the SD Guarantor relating to the Registration Statement, the SD Guarantee, and related matters;

II. ASSUMPTIONS:

In reaching the opinions set forth below, we have assumed the following:

1.	Each of the parties to the Registration Statement and the Indentures, including the SD Guarantor, has duly and validly executed and delivered each such instrument, document, and agreement to be executed in connection therewith and to which such party is a signatory.

2.	Each natural person executing any instrument, document, or agreement on behalf of the SD Guarantor or any other entity is legally competent to do so.

3.	The genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity to originals of all items submitted to us as copies, and that all public records reviewed are accurate and complete.

November 5, 2014

III. OPINION:

Based upon the foregoing, we are of the opinion that:

1.	SD Guarantor has been organized under the South Dakota Limited liability Company Act and remains in existence.

2.	SD Guarantor has the company power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the SD Guarantee.

3.	The SD Guarantee, upon being duly authorized by all necessary limited liability company action and executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for limited liability company law purposes by the SD Guarantor.

IV. QUALIFICATIONS:

In addition to the assumptions set forth above, the opinions set forth above are also subject to the following qualifications:

(A)	We express no opinion as to the laws of any jurisdiction other than the laws of the State of South Dakota. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

(B)	Our opinion in paragraph 1 above as to the organization of the SD Guarantor as a South Dakota limited liability company currently in existence is based solely on our review of the Certificate of Existence issued by the South Dakota Secretary of State on October 20, 2014.

(C)	No opinion is expressed herein with respect to the enforceability of any term, agreement or other provision contained in the Indentures or any guaranty or other agreement, document or instrument to which SD Guarantor may be a party or by which it is intended to be bound.

(D)	As to various questions of fact material to our opinion, we have relied upon the truthfulness of the representations made in the Indentures, Registration Statement and Prospectus and in the certificates of public officials and in the resolutions and certificates of the purported members, officers and managers of the SD Guarantor.

November 5, 2014

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ DAVENPORT, EVANS, HURWITZ & SMITH, L.L.P.